Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Fortive Corporation

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of Automation & Specialty Business of Fortive Corporation (the Company), a wholly-owned business of Fortive Corporation, as of December 31, 2017 and 2016, the related combined statements of earnings, comprehensive income, changes in parent’s equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes and financial statement schedule (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2018.

Seattle, Washington

May 8, 2018

AUTOMATION & SPECIALTY BUSINESS OF FORTIVE CORPORATION

COMBINED BALANCE SHEETS

($ in thousands)

	As of December 31
	2017	2016
ASSETS
Current assets:
Accounts receivable less allowance for doubtful accounts of $855 and $1,160 at December 31, 2017 and December 31, 2016, respectively	$123,713	$110,495
Inventories	73,865	68,718
Prepaid expenses and other current assets	6,777	6,701

Total current assets	204,355	185,914
Property, plant and equipment, net	102,113	90,356
Other assets	7,781	6,344
Goodwill	538,238	533,873
Other intangible assets, net	19,543	19,886

Total assets	$872,030	$836,373

LIABILITIES AND PARENT’S EQUITY
Current liabilities:
Trade accounts payable	$99,234	$89,318
Accrued expenses and other current liabilities	55,565	51,858
Short-term borrowings	3,950	2,838

Total current liabilities	158,749	144,014
Other long-term liabilities	50,373	41,930
Parent’s equity:
Net Parent investment	695,926	690,748
Accumulated other comprehensive income (loss)	(33,018)	(40,319)

Total Parent’s equity	662,908	650,429

Total liabilities and Parent’s equity	$872,030	$836,373

See the accompanying Notes to the Combined Financial Statements.

AUTOMATION & SPECIALTY BUSINESS OF FORTIVE CORPORATION

COMBINED STATEMENTS OF EARNINGS

($ in thousands)

	Year Ended December 31
	2017	2016	2015
Sales	$907,349	$852,592	$874,085
Cost of sales	(530,200)	(503,727)	(529,227)

Gross profit	377,149	348,865	344,858
Operating costs:
Selling, general and administrative expenses	(147,298)	(148,378)	(147,678)
Research and development expenses	(36,634)	(33,792)	(31,791)

Operating profit	193,217	166,695	165,389
Interest expense	(500)	(480)	(325)

Earnings before income taxes	192,717	166,215	165,064
Income taxes	(41,000)	(45,000)	(55,000)

Net earnings	$151,717	$121,215	$110,064

See the accompanying Notes to the Combined Financial Statements.

AUTOMATION & SPECIALTY BUSINESS OF FORTIVE CORPORATION

COMBINED STATEMENTS OF COMPREHENSIVE INCOME

($ in thousands)

	Year Ended December 31
	2017	2016	2015
Net earnings	$151,717	$121,215	$110,064
Other comprehensive income (loss), net of income taxes:
Foreign currency translation adjustments	10,086	(4,835)	(12,081)
Pension and other postretirement adjustments	(2,785)	5,153	(4,945)

Total other comprehensive income (loss), net of income taxes	7,301	318	(17,026)

Comprehensive income	$159,018	$121,533	$93,038

See the accompanying Notes to the Combined Financial Statements.

AUTOMATION & SPECIALTY BUSINESS OF FORTIVE CORPORATION

COMBINED STATEMENTS OF CHANGES IN PARENT’S EQUITY

($ in thousands)

	Accumulated Other Comprehensive Income (Loss)	Net Parent Investment
Balance, January 1, 2015	$(23,611)	$689,094
Net earnings for the year	—	110,064
Net transfers to Parent	—	(114,327)
Other comprehensive income/(loss)	(17,026)	—
Stock-based compensation expense	—	3,399

Balance, December 31, 2015	(40,637)	688,230
Net earnings for the year	—	121,215
Net transfers to Parent	—	(123,355)
Other comprehensive income/(loss)	318	—
Stock-based compensation expense	—	4,658

Balance, December 31, 2016	(40,319)	690,748
Net earnings for the year	—	151,717
Net transfers to Parent	—	(150,955)
Other comprehensive income/(loss)	7,301	—
Stock-based compensation expense	—	4,416

Balance, December 31, 2017	$(33,018)	$695,926

See the accompanying Notes to the Combined Financial Statements.

AUTOMATION & SPECIALTY BUSINESS OF FORTIVE CORPORATION

COMBINED STATEMENTS OF CASH FLOWS

($ in thousands)

	Year Ended December 31
	2017	2016	2015
Cash flows from operating activities:
Net earnings	$151,717	$121,215	$110,064
Noncash items:
Depreciation	15,510	15,052	14,571
Amortization	313	418	546
Stock-based compensation expense	4,416	4,658	3,399
Change in deferred income taxes	6,000	4,000	12,000
Change in accounts receivable, net	(10,026)	(9,129)	5,207
Change in inventories	(3,204)	2,584	4,453
Change in trade accounts payable	7,351	5,071	(8,650)
Change in prepaid expenses and other assets	(1,219)	276	(473)
Change in accrued expenses and other liabilities	609	(1,127)	(5,985)

Net cash provided by operating activities	171,467	143,018	135,132

Cash flows from investing activities:
Payments for additions to property, plant and equipment	(24,971)	(19,558)	(17,111)

Net cash used in investing activities	(24,971)	(19,558)	(17,111)

Cash flows from financing activities:
Net transfers to Parent	(150,955)	(123,355)	(114,327)
Proceeds from short-term borrowings	866	655	1,621

Net cash used in financing activities	(150,089)	(122,700)	(112,706)

Effects of exchange rate changes on net transfers to Parent	3,593	(760)	(5,315)

Net change in cash and equivalents	—	—	—
Beginning balance of cash and equivalents	—	—	—

Ending balance of cash and equivalents	$—	$—	$—

See the accompanying Notes to the Combined Financial Statements.

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1. BUSINESS OVERVIEW AND BASIS OF PRESENTATION

The accompanying combined financial statements present the historical financial position, results of operations, changes in Fortive Corporation’s (“Fortive” or “Parent”) equity and cash flows of the Automation & Specialty platform, excluding Fortive’s Hengstler and Dynapar businesses (the “A&S Business” or the “Company”) in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for the preparation of carved-out combined financial statements. The Hengstler and Dynapar businesses are not included in the accompanying combined financial statements as they are excluded from the proposed transaction and will remain part of Fortive. The A&S Business had operated as part of Danaher Corporation’s (“Danaher” or the “Former Parent”) Industrial Technologies segment prior to the separation of Fortive from Danaher on July 2, 2016 (the “Danaher Separation”) and, following the Danaher Separation, as part of the Automation & Specialty platform within Fortive’s Industrial Technologies segment.

The A&S Business consists of certain operating units of Parent that are recognized leaders in attractive markets globally. The A&S Business provides a wide range of electromechanical and electronic motion control products and mechanical components as well as supplemental braking systems for commercial vehicles. The automation products are sold in various precision motion markets, such as the markets for packaging equipment, medical equipment, metal forming equipment, robotics and food and beverage processing applications. The A&S Business is also a leading worldwide supplier of supplemental braking systems for commercial vehicles. The A&S Business’s research and development, manufacturing, sales, distribution, service and administrative facilities are located across North America, Asia Pacific, Europe and Latin America.

On March 7, 2018, Fortive announced that it and Stevens Holding Company, Inc. (“Newco”), a wholly-owned subsidiary of Fortive, had entered into definitive agreements with Altra Industrial Motion Corp., a Delaware corporation (“Altra”), and McHale Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Altra (“Merger Sub”), for a transaction (collectively, the “Transactions”) pursuant to which, subject to the terms and conditions of certain definitive agreements, Fortive will transfer certain assets and liabilities constituting a portion of the A&S Business to Newco or one or more subsidiaries of Fortive, and will cause any applicable subsidiaries of Fortive to convey to Fortive or its designated subsidiary (other than Newco or any of Newco’s subsidiaries) certain excluded assets and excluded liabilities. Immediately thereafter, Fortive will contribute all equity interests in each such subsidiary of Fortive holding assets and liabilities constituting the A&S Business to Newco in exchange for (i) a number of shares of common stock, par value $0.01 per share of Newco (the “Newco Common Stock”), (ii) securities representing indebtedness of Newco in an aggregate principal amount determined pursuant to such definitive agreements, and (iii) cash dividend in an aggregate amount determined pursuant to such definitive agreements. In addition, as part of the Transactions, Fortive will distribute to its stockholders all of the issued and outstanding shares of Newco Common Stock held by Fortive, at Fortive’s option, by way of an exchange offer or a pro rata dividend, or a combination thereof (the “Distribution”), followed by merger of Merger Sub with and into Newco (the “Merger”), with Newco surviving as a wholly-owned subsidiary of Altra and with the issued and outstanding shares of Newco Common Stock converted in the Merger into shares of common stock, par value $0.001 per share, of Altra. In addition, as part of the Transactions, Fortive will transfer certain non-U.S. assets, liabilities and entities of the A&S Business to certain subsidiaries of Altra, and the Altra subsidiaries will assume substantially all of the liabilities associated with the transferred assets. Upon completion of the Merger, holders of Fortive’s common stock participating in the Distribution are expected to own in the aggregate approximately 54% of the outstanding shares of Altra common stock on a fully-diluted basis immediately following the Merger. The Transactions are expected to be completed in 2018. Altra and Fortive anticipate that certain direct sale of certain non-U.S. assets, liabilities and entities of the A&S Business to certain subsidiaries of Altra will be completed after the closing date of the Merger due to regulatory and other delays in certain jurisdictions outside the United States.

The Transactions remain subject to the approval of the issuance of shares of Altra common stock in the Merger by Altra’s stockholders and the satisfaction of customary closing conditions, including regulatory approvals and the absence of a Material Adverse Effect with respect to either the A&S Business or Altra.

The A&S Business has historically operated as part of Fortive and not as a stand-alone company and has no separate legal status or existence. The financial statements have been derived from Fortive’s historical accounting records and are presented on a carved-out basis. All revenues and costs as well as assets and liabilities directly associated with the A&S Business’s activity are included as a component of the financial statements. The financial statements also include allocations of certain general, administrative, sales and marketing expenses and cost of sales from Fortive’s corporate office and from other Fortive businesses to the A&S Business and allocations of related assets, liabilities and Parent’s investment, as applicable. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had the A&S Business been an entity that operated independently of Fortive. Related party allocations are discussed further in Note 15.

As part of Fortive, the A&S Business is dependent upon Fortive for all of its working capital and financing requirements as Fortive uses a centralized approach to cash management and financing of its operations. Financial transactions relating to the A&S Business are accounted for through the Parent investment account of the A&S Business. Accordingly, none of Fortive’s cash, cash equivalents or debt at the corporate level has been included in the A&S Business in the balance sheets. The impact of foreign currency exchange rates on the cash that the A&S Business had access to during the periods presented is reflected in the statements of cash flows.

Net Parent investment, which includes retained earnings, represents Fortive’s interest in the recorded net assets of the A&S Business. All significant transactions between the A&S Business and Fortive have been included in the accompanying combined financial statements. Transactions with Fortive are reflected in the accompanying Combined Statements of Changes in Parent’s Equity as “Net transfers to Parent” and in the accompanying Combined Balance Sheets within “Net Parent investment.”

All significant intercompany accounts and transactions between the operations comprising the A&S Business have been eliminated in the accompanying financial statements.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates—The preparation of financial statements in conformity with GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The A&S Business bases these estimates on historical experience, the current economic environment and various other assumptions that are believed to be reasonable under the circumstances. However, uncertainties associated with these estimates exist and actual results may differ from these estimates.

Accounts Receivable and Allowances for Doubtful Accounts—All trade accounts are reported on the accompanying Combined Balance Sheets adjusted for any write-offs and net of allowances for doubtful accounts. The allowances for doubtful accounts represent management’s best estimate of the credit losses expected from the A&S Business’s trade accounts. Determination of the allowances requires management to exercise judgment about the timing, frequency and severity of credit losses that could materially affect the provision for credit losses and, therefore, net earnings. The A&S Business regularly performs detailed reviews of its portfolios to determine if an impairment has occurred and evaluates the collectability of receivables based on a combination of financial and qualitative factors that may affect customers’ ability to pay, including customers’ financial condition, collateral, past payment experience and credit bureau information. In circumstances where the A&S Business is aware of a specific customer’s inability to meet its financial obligations, a specific reserve is recorded against amounts due to reduce the recognized receivable to the amount reasonably expected to be collected. Additions to the allowances for doubtful accounts are charged to current period earnings, amounts determined to be uncollectible are charged directly against the allowances, while amounts recovered on previously written-off accounts increase the allowances. If the financial condition of the A&S Business’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional reserves would be required. The A&S Business does not believe that accounts receivable represent significant concentrations of credit risk because of the diversified portfolio of individual customers and geographical areas. The A&S Business recorded $200,000, $414,000 and $206,000 of expense associated with doubtful accounts for the years ended December 31, 2017, 2016 and 2015, respectively.

Inventory Valuation—Inventories include the costs of material, labor and overhead. Domestic inventories are stated at the lower of cost or net realizable value primarily using the first-in, first-out (“FIFO”) method with certain businesses applying the last-in, first-out method (“LIFO”) to value inventory. Inventories held outside the United States are stated at the lower of cost or net realizable value primarily using the FIFO method.

Property, Plant and Equipment—Property, plant and equipment are carried at cost. The provision for depreciation has been computed principally by the straight-line method based on the estimated useful lives of the depreciable assets as follows:

Category	Useful Life
Buildings	30 years
Leased assets and leasehold improvements	Amortized over the lesser of the economic life of the asset or the term of the lease
Machinery and equipment	3 – 10 years

Estimated useful lives are periodically reviewed and, when appropriate, changes to estimates are made prospectively.

Other Assets—Other assets principally include non-current deferred tax assets.

Fair Value of Financial Instruments—The A&S Business’s financial instruments consist primarily of accounts receivable, obligations under trade accounts payable and short-term borrowings. Due to their short-term nature, the carrying values for accounts receivable, trade accounts payable and short-term borrowings approximate fair value.

Certain of the A&S Business’s management employees participate in Parent’s nonqualified deferred compensation programs that permit such employees to defer a portion of their compensation, on a pretax basis, until after their termination of employment. All amounts deferred under such plans are unfunded, unsecured obligations and are presented as a component of compensation and benefits accrual included in other long-term liabilities in the accompanying Combined Balance Sheets. Participants may choose among alternative earning rates for the amounts they defer, which are primarily based on investment options within Fortive’s defined contribution plans for the benefit of U.S. employees (“401(k) Programs”) (except that the earnings rates for amounts contributed unilaterally by Fortive are entirely based on changes in the value of Fortive common stock). Changes in the deferred compensation liability under these programs are recognized based on changes in the fair value of the participants’ accounts, which are based on the applicable earnings rates.

Goodwill and Other Intangible Assets—Goodwill and other intangible assets result from the A&S Business’s acquisition of existing businesses. In accordance with accounting standards related to business combinations, goodwill is not amortized, however, certain definite-lived identifiable intangible assets, primarily customer relationships and acquired technology, are amortized over their estimated useful lives. Intangible assets with indefinite lives are not amortized. The A&S Business reviews identified intangible assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The A&S Business also tests intangible assets with indefinite lives at least annually for impairment. Refer to Note 5 for additional information about the A&S Business’s goodwill and other intangible assets.

Revenue Recognition—As described above, the A&S Business derives revenues primarily from the sale of products. For revenue related to a product to qualify for recognition, there must be persuasive evidence of an arrangement with a customer, delivery must have occurred, the price to the customer must be fixed and determinable and collectability of the associated fee must be reasonably assured. The A&S Business’s principal terms of sale are FOB Shipping Point, or equivalent, and, as such, it primarily records revenue for product sales upon shipment. Sales arrangements entered with delivery terms that are not FOB Shipping Point are not recognized upon shipment and the delivery criteria for revenue recognition is evaluated based on the associated shipping terms and customer obligations. If any significant obligation to the customer with respect to a sales transaction remains to be fulfilled following shipment (typically installation or acceptance by the customer), revenue recognition is deferred until such obligations have been fulfilled. Returns for products sold are estimated and recorded as a reduction of revenue at the time of sale. Customer allowances and rebates, consisting primarily of volume discounts and other short-term incentive programs, are recorded as a reduction of revenue at the time of sale because these allowances reflect a reduction in the purchase price. Product returns, customer allowances and rebates are estimated based on historical experience and known trends. Revenue related to separately priced extended warranty and product maintenance agreements are deferred when appropriate and recognized as revenue over the term of the agreement.

Shipping and Handling—Shipping and handling costs are included as a component of cost of sales. Revenue derived from shipping and handling costs billed to customers is included in sales.

Advertising—Advertising costs are expensed as incurred.

Research and Development—The A&S Business conducts research and development activities for the purpose of developing new products, enhancing the functionality, effectiveness, ease of use and reliability of the A&S Business’s existing products and expanding the applications for which uses of its products are appropriate. Research and development costs are expensed as incurred.

Foreign Currency Translation and Transactions—Exchange rate adjustments resulting from foreign currency transactions are recognized in net earnings, whereas effects resulting from the translation of financial statements are reflected as a component of accumulated other comprehensive income (loss) within Parent’s equity. Assets and liabilities of subsidiaries operating outside the United States with a functional currency other than U.S. dollars are translated into U.S. dollars using year end exchange rates and income statement accounts are translated at weighted average exchange rates. Net foreign currency transaction gains or losses were not material in any of the years presented.

Accumulated Other Comprehensive Income (Loss)—Foreign currency translation adjustments are generally not adjusted for income taxes as they relate to indefinite investments in non-U.S. subsidiaries. The changes in accumulated other comprehensive income (loss) by component are summarized below ($ in thousands):

	Foreign currency translation adjustments	Pension & postretirement plan benefit adjustments (b)	Total
Balance, January 1, 2015	$(13,555)	$(10,056)	$(23,611)
Other comprehensive income (loss) before reclassifications:
Increase (decrease)	(12,081)	(6,676)	(18,757)
Income tax impact	—	1,104	1,104

Other comprehensive income (loss) before reclassifications, net of income taxes	(12,081)	(5,572)	(17,653)
Amounts reclassified from accumulated other comprehensive income (loss):
Increase (decrease)	—	747 (a)	747
Income tax impact	—	(120)	(120)

Amounts reclassified from accumulated other comprehensive income (loss), net of income taxes	—	627	627

Net current period other comprehensive income (loss)	(12,081)	(4,945)	(17,026)

Balance, December 31, 2015	(25,636)	(15,001)	(40,637)
Other comprehensive income (loss) before reclassifications:
Increase (decrease)	(4,835)	4,398	(437)
Income tax impact	—	(720)	(720)

Other comprehensive income (loss) before reclassifications, net of income taxes	(4,835)	3,678	(1,157)
Amounts reclassified from accumulated other comprehensive income (loss):
Increase (decrease)	—	1,756 (a)	1,756
Income tax impact	—	(281)	(281)

Amounts reclassified from accumulated other comprehensive income (loss), net of income taxes	—	1,475	1,475

Net current period other comprehensive income (loss)	(4,835)	5,153	318

Balance, December 31, 2016	(30,471)	(9,848)	(40,319)
Other comprehensive income (loss) before reclassifications:
Increase (decrease)	10,086	(3,627)	6,459
Income tax impact	—	96	96

Other comprehensive income (loss) before reclassifications, net of income taxes	10,086	(3,531)	6,555
Amounts reclassified from accumulated other comprehensive income (loss):
Increase (decrease)	—	840 (a)	840
Income tax impact	—	(94)	(94)

Amounts reclassified from accumulated other comprehensive income (loss), net of income taxes	—	746	746

Net current period other comprehensive income (loss)	10,086	(2,785)	7,301

Balance, December 31, 2017	$(20,385)	$(12,633)	$(33,018)

(a)	This accumulated other comprehensive income (loss) component is included in the computation of net periodic pension cost (refer to Notes 8 and 9 for additional details).
(b)	Includes balances relating to non-U.S. employee defined benefit plans and other postretirement employee benefit plans.

Accounting for Stock-based Compensation—Certain employees of the A&S Business participate in Fortive’s share-based compensation plans and previously participated in Danaher’s stock-based compensation plans (the “Plans”), which include stock options and restricted stock units (“RSUs”). The A&S Business accounts for stock-based compensation incurred by Fortive and Danaher by measuring the fair value of the award as of the grant date. Equity-based compensation expense is recognized net of an estimated forfeiture rate on a straight-line basis over the requisite service period of the award, except that in the case of RSUs, compensation expense is recognized using an accelerated attribution method.

Pension and Other Postretirement Benefit Plans—The A&S Business measures its pension assets and obligations to determine the funded status of the plans as of year end, and recognizes an asset for an overfunded status or a liability for an underfunded status on its balance sheet. Changes in the funded status of the pension plans are recognized in the year in which the changes occur and are reported in other comprehensive income (loss). Refer to Notes 8 and 9 for additional information on the A&S Business’s pension plans, including a discussion of actuarial assumptions, its policy for recognizing associated gains and losses and the method used to estimate service and interest cost components.

Income Taxes—The A&S Business’s domestic and foreign operating results are included in the income tax returns of Fortive. The A&S Business accounts for income taxes under the separate return method. Under this approach, the A&S Business determines its deferred tax assets and liabilities and related tax expense as if it were filing a separate tax return. The accompanying Combined Balance Sheet does not contain a current taxes payable liability as it is deemed settled with Fortive when due and therefore included in Parent’s equity.

In accordance with GAAP, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted rates expected to be in effect during the year in which the differences reverse. Deferred tax assets generally represent items that can be used as a tax deduction or credit in the A&S Business’s tax return in future years for which the tax benefit has already been reflected on its Combined Statements of Earnings. The A&S Business establishes valuation allowances for its deferred tax assets if, in its assessment, it is more likely than not that some or all of the deferred tax asset will not be realized. Deferred tax liabilities generally represent items that have already been taken as a deduction on the A&S Business’s tax return but have not yet been recognized as an expense in its Combined Statements of Earnings. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

The Tax Cuts and Jobs Act (the “TCJA”), enacted in December 2017, reduced the U.S. Corporate tax rate from 35% to 21%, and has resulted in a material reduction in the A&S Business’s net deferred tax liabilities. The A&S Business recognizes tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the combined financial statements from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. Judgment is required in evaluating tax positions and determining income tax provisions. The A&S Business reevaluates the technical merits of its tax positions and may recognize an uncertain tax benefit in certain circumstances, including when: (1) a tax audit is completed; (2) applicable tax laws change, including a tax case ruling or legislative guidance; or (3) the applicable statute of limitations expires. The A&S Business recognizes potential accrued interest and penalties associated with unrecognized tax positions in income tax expense. Refer to Note 10 for additional information.

Subsequent Events—The A&S Business has evaluated subsequent events for recording or disclosure in these financial statements through May 8, 2018, the date the financial statements will be available to be issued.

New Accounting Standards

In May 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-09, Compensation—Stock Compensation (Topic 718): Scope of Modification Accounting,

which provided clarity on which changes to the terms or conditions of share-based payment awards require an entity to apply the modification accounting provisions required in Topic 718. This standard is effective for the A&S Business beginning January 1, 2018. The A&S Business does not expect the adoption of this standard will have a material impact on its financial statements.

In March 2017, the FASB issued ASU No. 2017-07, Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which aims to improve the presentation of net periodic pension cost. Under current accounting standards, all components of net periodic pension costs are aggregated and reported in cost of sales or selling, general and administrative expenses (“SG&A”) in the financial statements. Under the new standard the A&S Business will be required to report only the service cost component in cost of sales or SG&A; the other components of net periodic pension costs (which include interest costs, expected return on plan assets and amortization of net gain or loss) will be required to be presented in non-operating expenses. The presentation requirement of this standard is effective for the A&S Business beginning January 1, 2018 using a retrospective transition approach and provides for certain practical expedients. The A&S Business does not expect the adoption of this standard will have a material impact on its financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which aims to simplify the subsequent measurement of goodwill by removing Step 2 of the current goodwill impairment test, which requires a hypothetical purchase price allocation. Under the new standard, an impairment loss will be recognized in the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. This standard is effective for the A&S Business prospectively beginning January 1, 2020, with early adoption permitted. The A&S Business is currently evaluating the impact of this standard on its financial statements.

In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory, which aims to improve the accounting for the income tax consequences of intra-entity transfers of assets other than inventory. Current guidance prohibits the recognition of current and deferred income taxes for an intra-entity asset transfer until the asset has been sold to an outside party. ASU 2016-16 provides that an entity should recognize both the current and deferred income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. This standard is effective for the A&S Business beginning January 1, 2018 using a modified retrospective transition approach through a cumulative-effect adjustment directly to net Parent investment as of January 1, 2018. The A&S Business does not expect the adoption of this standard will have a material impact on its financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which clarifies the classification and presentation of eight specific cash flow issues in the statement of cash flows. In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which clarifies that restricted cash and restricted cash equivalents should be included in cash and cash equivalents in the statement of cash flows. This standard is effective for the A&S Business beginning January 1, 2018 using a retrospective transition approach. The A&S Business does not anticipate the adoption of these standards to have a material impact on its financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which will require, among other items, lessees to recognize a right-of-use asset and a lease liability for most leases. The standard also requires disclosures by lessees and lessors about the amount, timing and uncertainty of cash flows arising from leases. The accounting applied by a lessor is largely unchanged from that applied under the current standard. This standard is effective for the A&S Business beginning January 1, 2019 (with early adoption permitted) using a modified retrospective transition approach and provides for certain practical expedients. In September 2017, the FASB issued ASU No. 2017-13, Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842), which provided additional implementation guidance on the previously issued ASUs. The A&S Business is currently evaluating the impact of this standard on its financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which impacts virtually all aspects of an entity’s revenue recognition. The core principle of the new standard is that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. During 2016 and 2017, the FASB issued several amendments to the standard, including clarification to the guidance on reporting revenues as a principal versus an agent, identifying performance obligations, accounting for intellectual property licenses, assessing collectability, presentation of sales taxes, impairment testing for contract costs and disclosure of performance obligations, and provided additional implementation guidance. This standard is effective for the A&S Business beginning January 1, 2018 using the modified retrospective method. The new standard will also require additional disclosures intended to provide users of financial statements comprehensive information about the nature, amount, timing and uncertainty of revenue and cash flows from customer contracts, including judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract.

The A&S Business has completed its assessment and quantified the impact of the new revenue standard on its financial statements and related disclosures. The recognition of revenue for the majority of customer contracts remained substantially unchanged, and for the customer contracts that changed the A&S Business determined the impact to the financial statements to be immaterial. The A&S Business has identified and implemented appropriate changes to its processes, systems and controls to support recognition and disclosure under the new standard. Furthermore, the A&S Business’s disclosures will be expanded to meet the new standard’s disclosure objectives.

NOTE 3. INVENTORIES

The classes of inventory as of December 31 are summarized as follows ($ in thousands):

	2017	2016
Finished goods	$15,825	$13,792
Work in process	5,827	5,328
Raw materials	52,213	49,598

Total	$73,865	$68,718

As of December 31, 2017 and 2016, the difference between inventories valued at LIFO and the value of that same inventory if the FIFO method had been used was not significant. The liquidation of LIFO inventory did not have a significant impact on the A&S Business’s results of operations in any period presented.

NOTE 4. PROPERTY, PLANT AND EQUIPMENT

The classes of property, plant and equipment as of December 31 are summarized as follows ($ in thousands):

	2017	2016
Land and improvements	$2,949	$2,805
Buildings and leasehold improvements	48,340	45,094
Machinery and equipment	313,244	287,649

Gross property, plant and equipment	364,533	335,548
Less: accumulated depreciation	(262,420)	(245,192)

Property, plant and equipment, net	$102,113	$90,356

Total depreciation expense was $15,510,000, $15,052,000 and $14,571,000 for the years ended December 31, 2017, 2016 and 2015, respectively. There was no capitalized interest related to capitalized expenditures in any period.

NOTE 5. GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill arises from the purchase price for acquired businesses exceeding the fair value of tangible and intangible assets acquired less assumed liabilities. The A&S Business assesses the goodwill of each of its reporting units for impairment at least annually as of the first day of the fourth quarter and as “triggering” events occur that indicate that it is more likely than not that an impairment exists. The A&S Business elected to bypass the optional qualitative goodwill assessment allowed by applicable accounting standards and performed a quantitative impairment test for all reporting units as this was determined to be the most effective method to assess for impairment across its reporting units.

The A&S Business estimates the fair value of its reporting units primarily using a market approach, based on multiples of earnings before interest, taxes, depreciation and amortization (“EBITDA”) determined by current trading market multiples of earnings for companies operating in businesses similar to each of the A&S Business’s reporting units, in addition to recent market available sale transactions of comparable businesses. In certain circumstances the A&S Business also evaluates other factors including results of the estimated fair value utilizing a discounted cash flow analysis (i.e., an income approach), market positions of the businesses, comparability of market sales transactions and financial and operating performance in order to validate the results of the market approach. If the estimated fair value of the reporting unit is less than its carrying value, the A&S Business must perform additional analysis to determine if the reporting unit’s goodwill has been impaired.

In 2017, the A&S Business had four reporting units for goodwill impairment testing. The carrying value of the goodwill included in each individual reporting unit ranges from $6,574,000 to approximately $235,832,000. No goodwill impairment charges were recorded for the years ended December 31, 2017, 2016 and 2015 and no “triggering” events have occurred subsequent to the performance of the 2017 annual impairment test. The factors used by management in its impairment analysis are inherently subject to uncertainty. If actual results are not consistent with management’s estimates and assumptions, goodwill and other intangible assets may be overstated and a charge would need to be taken against net earnings.

The following is a rollforward of the A&S Business’s goodwill ($ in thousands):

Total
Balance, January 1, 2016	$536,201
Foreign currency translation	(2,328)

Balance, December 31, 2016	533,873
Foreign currency translation	4,365

Balance, December 31, 2017	$538,238

Finite-lived intangible assets are amortized over the shorter of their legal or estimated useful lives. The following summarizes the gross carrying value and accumulated amortization for each major category of intangible asset as of December 31 ($ in thousands):

	2017		2016
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Finite-lived intangibles:
Patents and technology	$2,738	$(2,738)	$2,738	$(2,738)
Customer relationships and other intangibles	7,202	(6,552)	7,044	(6,051)

Total finite-lived intangibles	9,940	(9,290)	9,782	(8,789)
Indefinite-lived intangibles:
Trademarks and trade names	18,893	—	18,893	—

Total intangibles	$28,833	$(9,290)	$28,675	$(8,789)

Total intangible amortization expense was immaterial in 2017, 2016 and 2015 and is expected to be immaterial for the next five years based on the intangible assets recorded as of December 31, 2017.

NOTE 6. ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities as of December 31 were as follows ($ in thousands):

	2017		2016
	Current	Long-term	Current	Long-term
Compensation, pension and postretirement benefits	$37,350	$19,305	$34,407	$16,834
Claims, warranty and product allowances	5,664	353	5,926	359
Taxes	—	27,000	—	21,000
Other	12,551	3,715	11,525	3,737

Total	$55,565	$50,373	$51,858	$41,930

NOTE 7. SHORT-TERM BORROWINGS

On April 10, 2014, the A&S Business entered into a general credit agreement with Citibank A.S. (the “Credit Agreement”) for a line of credit with total borrowing capacity of 2,500,000 Turkish Lira (approximately $1,200,000). Since entering into the Credit Agreement in April 2014, the A&S Business increased its total borrowing capacity to 15,000,000 Turkish Lira (approximately $4,000,000) as of December 31, 2017.

The A&S Business had $3,950,000 and $2,838,000 of short-term debt outstanding under the Credit Agreement as of December 31, 2017 and 2016, respectively.

The A&S Business recorded interest expense of $500,000, $480,000, and $325,000 for the years ended December 31, 2017, 2016, and 2015, respectively, in connection with the Credit Agreement.

NOTE 8. PENSION PLANS

Certain of the A&S Business’s non-U.S. employees participate in noncontributory defined benefit pension plans. In general, Fortive’s policy is to fund these plans based on considerations relating to legal requirements, underlying asset returns, the plan’s funded status, the anticipated deductibility of the contribution, local practices, market conditions, interest rates and other factors.

The following sets forth the funded status of the A&S Business’s plans as of the most recent actuarial valuations using measurement dates of December 31 ($ in thousands):

	Non-U.S. Pension Benefits
	2017	2016
Change in pension benefit obligation:
Benefit obligation at beginning of year	$46,479	$51,258
Service cost	519	422
Interest cost	147	260
Employee contributions	154	162
Benefits paid and other	(2,083)	(2,794)
Actuarial gain	(71)	(2,038)
Foreign exchange rate impact and other	2,425	(791)

Benefit obligation at end of year	47,570	46,479

Change in plan assets:
Fair value of plan assets at beginning of year	34,976	35,930
Actual return on plan assets	457	308
Employer contributions	484	478
Employee contributions	154	162
Benefits paid and other	(2,083)	(2,794)
Foreign exchange rate impact and other	168	892

Fair value of plan assets at end of year	34,156	34,976

Funded status	$(13,414)	$(11,503)

The difference between the accumulated benefit obligation and the projected benefit obligation as of December 31, 2017 and 2016 is immaterial.

Weighted average assumptions used to determine benefit obligations at date of measurement:

	Non-U.S. Pension Plans
	2017	2016
Discount rate	0.65%	0.58%
Rate of compensation increase	2.00%	2.00%

Components of net periodic pension cost:

	Non-U.S. Pension Benefits
($ in thousands)	2017	2016
Service cost	$519	$422
Interest cost	147	260
Expected return on plan assets	(1,271)	(1,282)
Amortization of net loss	1,033	1,756

Net periodic pension cost	$428	$1,156

Net periodic pension costs are included in cost of sales and SG&A in the accompanying Combined Statements of Earnings according to the classification of the participant’s compensation. As discussed in Note 2, beginning in 2018 only the service cost component of net periodic benefit cost will be included in cost of sales and SG&A in the accompanying Combined Statements of Earnings and the other components of net periodic benefit cost will be included in nonoperating income (expense).

Included in accumulated other comprehensive income (loss) as of December 31, 2017 are the following amounts that have not yet been recognized in net periodic pension cost: unrecognized prior service cost of $129,000 ($108,000, net of tax) and unrecognized actuarial losses of approximately $15,263,000 ($13,004,000, net of tax). The unrecognized prior service cost included in accumulated other comprehensive income (loss) and expected to be recognized in net periodic pension cost during the year ending December 31, 2018 is immaterial. The actuarial losses included in accumulated other comprehensive income (loss) and expected to be recognized in net periodic pension cost during the year ending December 31, 2018 is $947,000 ($795,000, net of tax). The unrecognized losses are calculated as the difference between the actuarially determined projected benefit obligation, the value of the plan assets and the accumulated contributions in excess of net periodic pension cost as of December 31, 2017. No plan assets are expected to be returned to the A&S Business during the year ending December 31, 2018.

Weighted average assumptions used to determine net periodic pension cost at date of measurement:

	Non-U.S. Pension Plans
	2017	2016
Discount rate	0.58%	0.84%
Expected return on plan assets	3.75%	3.75%
Rate of compensation increase	2.00%	2.00%

The discount rates reflect the market rate on December 31 for high-quality fixed-income investments with maturities corresponding to the A&S Business’s benefit obligations and is subject to change each year. For non-U.S. plans rates appropriate for each plan are determined based on investment grade instruments with maturities approximately equal to the average expected benefit payout under the plan.

The expected rates of return reflect the asset allocation of the plans. This rate is based primarily on broad publicly-traded-equity and fixed-income indices and forward-looking estimates of active portfolio and investment management. The expected rates of return on asset assumptions for the non-U.S. plans were determined on a plan by plan basis based on the composition of assets and was approximately 3.75% in both 2017 and 2016.

Plan Assets

Plan assets are invested in various equity and debt securities as determined by the administrator of each plan. Some of these investments, consisting of mutual funds and other private investments, are valued using the net asset value (“NAV”) method as a practical expedient. The investments valued using the NAV method are allocated across a broad array of funds and diversify the portfolio. The value of the plan assets directly affects the funded status of the A&S Business’s pension plans recorded in the financial statements.

The fair values of the A&S Business’s pension plan assets as of December 31, 2017, by asset category, were as follows ($ in thousands):

	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash and equivalents	$1,830	$—	$—	$1,830
Investments measured at NAV (a):
Mutual funds				31,520
Other private investments				806

Total assets at fair value				$34,156

(a)	The fair value amounts presented in the table above are intended to permit reconciliation of the fair value hierarchy to the total fair value of plan assets.

The fair values of the A&S Business’s pension plan assets as of December 31, 2016, by asset category, were as follows ($ in thousands):

	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash and equivalents	$2,190	$—	$—	$2,190
Investments measured at NAV (a):
Mutual funds				31,700
Other private investments				1,086

Total assets at fair value				$34,976

(a)	The fair value amounts presented in the table above are intended to permit reconciliation of the fair value hierarchy to the total fair value of plan assets.

Certain mutual funds are valued at the quoted closing price reported on the active market on which the individual securities are traded. Common stock, corporate bonds and mutual funds that are not traded on an active market are valued at quoted prices reported by investment brokers and dealers based on the underlying terms of the security and comparison to similar securities traded on an active market.

Certain mutual funds and other private investments are valued using NAV based on the information provided by the asset fund managers, which reflects the plan’s share of the fair value of the net assets of the investment. Depending on the nature of the assets, the underlying investments are valued using a combination of either discounted cash flows, earnings and market multiples, third-party appraisals or through reference to the quoted market prices of the underlying investments held by the venture, partnership or private entity where available. In addition, some of these investments have limits on their redemption to monthly, quarterly, semiannually or annually and may require up to 90 days prior written notice. Valuation adjustments reflect changes in operating results, financial condition or prospects of the applicable portfolio company.

The methods described above may produce a fair value estimate that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the A&S Business believes the valuation methods are appropriate and consistent with the methods used by other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Expected Contributions

During 2017, the A&S Business contributed $484,000 to its non-U.S. defined benefit pension plans. During 2018, the A&S Business’s cash contribution requirements for its non-U.S. defined benefit pension plans are expected to be approximately $497,000.

The following sets forth benefit payments to participants, which reflect expected future service, as appropriate, expected to be paid by the plans in the periods indicated ($ in thousands):

Non-U.S. Pension Plans
2018	$3,084
2019	2,979
2020	2,865
2021	2,719
2022	2,609
2023-2027	11,457

Defined Contribution Plans

Parent administers and maintains 401(k) Programs for the benefit of U.S. employees. Contributions are determined based on a percentage of compensation. The A&S Business recognized compensation expense for its participating U.S. employees in the 401(k) Programs totaling $7,053,000 in 2017, $6,999,000 in 2016 and $6,643,000 in 2015.

NOTE 9. OTHER POSTRETIREMENT EMPLOYEE BENEFIT PLANS

In addition to providing pension benefits, Parent provides certain health care and life insurance benefits for some of its retired employees in the United States. Certain employees may become eligible for these benefits as they reach normal retirement age while working for the A&S Business.

The following sets forth the funded status of the domestic plans as of the most recent actuarial valuations using measurement dates of December 31 ($ in thousands):

	2017	2016
Change in benefit obligation:
Benefit obligation at beginning of year	$5,491	$7,000
Service cost	94	64
Interest cost	169	86
Actuarial loss (gain)	700	(1,654)
Benefits paid	(240)	(5)

Benefit obligations at end of year	$6,214	$5,491
Change in plan assets:
Fair value of plan assets	—	—

Funded status	$(6,214)	$(5,491)

As of December 31, 2017 and 2016, $5,761,000 and $5,227,000, respectively, of the total underfunded status of the plan was recognized as long-term accrued postretirement liability since it was not expected to be funded within one year.

Weighted average assumptions used to determine benefit obligations at date of measurement:

	2017	2016
Discount rate	3.34%	3.64%
Medical trend rate—immediate	6.30%	6.50%
Medical trend rate—grading period	20 years	21 years
Medical trend rate—ultimate	4.50%	4.50%

Effect of a one-percentage-point change in assumed health care cost trend rates:

($ in thousands)	1% Increase	1% Decrease
Effect on the total of service and interest cost components	$13	$(12)
Effect on postretirement medical benefit obligation	$257	$(241)

The medical trend rate used to determine the postretirement benefit obligation was 6.30% for 2017. The rate decreases gradually to an ultimate rate of 4.50% in 2037 and remains at that level thereafter. The trend rate is a significant factor in determining the amounts reported.

Components of net periodic benefit cost:

($ in thousands)	2017	2016
Service cost	$94	$64
Interest cost	169	86
Amortization of net gain	(193)	—

Net periodic benefit cost	$70	$150

Net periodic benefit costs are included in cost of sales and SG&A in the accompanying Combined Statements of Earnings. As discussed in Note 2, beginning in 2018 only the service cost component of net periodic benefit cost will be included in cost of sales and SG&A in the accompanying Combined Statements of Earnings and the other components of net periodic benefit cost will be included in nonoperating income (expense).

Included in accumulated other comprehensive income (loss) as of December 31, 2017 are unrecognized actuarial gains of $760,000 ($479,000 net of tax) that have not yet been recognized in net periodic benefit cost. The unrecognized gains are calculated as the difference between the actuarially determined projected benefit obligation and the value of the plan assets less accrued benefit costs as of December 31, 2017. The actuarial gains included in accumulated other comprehensive income (loss) and expected to be recognized in net periodic benefit costs during the year ending December 31, 2018 are $92,000 ($70,000 net of tax).

The following sets forth benefit payments, which reflect expected future service, as appropriate, expected to be paid in the periods indicated ($ in thousands):

2018	$453
2019	596
2020	639
2021	722
2022	667
2023—2027	2,790

NOTE 10. INCOME TAXES

The A&S Business’s operating results were included in Fortive’s various consolidated U.S. federal and certain state income tax returns, as well as certain non-U.S. returns. For periods prior to the Transactions, the A&S Business’s combined financial statements reflect income tax expense and deferred tax balances as if it had filed tax returns on a standalone basis separate from Fortive. The separate return method applies the accounting guidance for income taxes to the standalone financial statements as if the A&S Business was a separate taxpayer and a standalone enterprise for all periods presented.

Tax Cuts and Jobs Act

On December 22, 2017, the SEC issued Staff Accounting Bulletin No. 118 (“SAB 118”) that provides guidance on the financial statement implications of the TCJA. Pursuant to SAB 118 interpretive guidance, the A&S Business prepared and recorded tax accounting for the year ended December 31, 2017 applying tax laws in effect prior to the application of the provisions of the TCJA; and the A&S Business also recorded provisional estimates (as defined in SAB 118) for all the effects of the TCJA. Elections have been made on accounting policies and practices related to the TCJA, except as noted below. SAB 118 requires that the A&S Business disclose the following:

•

The A&S Business has recorded provisional estimates in these financial statements to account for the impact of the TCJA on deferred tax balances (the “Deferred Tax Revaluation”) as described below, the transition tax on cumulative foreign earnings and profits (the “Transition Tax”), and the international aspects, including revised foreign tax credit computational requirements (the “International Impacts”).

Provisional estimates have been presented in accordance with SAB 118 because the time frame between passage of the TCJA and the filing deadlines was insufficient to complete the tax accounting adjustments. The tax accounting adjustments involve a highly complex analysis of the TCJA legislation and Conference Committee legislative history. The TCJA has wide-ranging international and domestic tax impacts.

•	Further, the International Impacts and the corporate tax rate reduction net of base broadening provisions, is expected to increase the A&S Business’s U.S. liquidity. The A&S Business is evaluating the accounting treatment related to the new TCJA global intangible low-taxed income (“GILTI”) rules in the A&S Business’s financial statements and have not yet made a policy decision regarding whether to record deferred taxes.

•	The additional information needed to complete the accounting requirements under the TCJA includes interpretive guidance from the IRS for clarification of terminology, guidance for the numerous inconsistencies between the new statute, Conference Agreement, and prior law, as well as the interaction between numerous international tax law changes. After reasonable interpretative guidance has been developed, the A&S Business expects to gather and interpret additional factual information specific to its businesses.

•	SAB 118 provides for a one-year measurement period and the A&S Business intends to complete the accounting for the TCJA impacts within that time frame. As of December 31, 2017, the A&S Business has not recorded any measurement period adjustments.

•	The A&S Business has separately presented the provisional estimates in the tables below, including existing current and deferred tax amounts.

Earnings and Income Taxes

Earnings before income taxes for the years ended December 31 were as follows ($ in thousands):

	2017	2016	2015
United States	$122,741	$114,742	$118,253
International	69,976	51,473	46,811

Total	$192,717	$166,215	$165,064

The provision for income taxes for the years ended December 31 were as follows ($ in thousands):

	2017	2016	2015
Current:
Federal U.S.	$16,000	$24,000	$26,000
Non-U.S.	15,000	13,000	11,000
State and local	2,000	3,000	3,000
Deferred:
Federal U.S.	7,000	3,000	10,000
Non-U.S.	1,000	2,000	5,000
State and local	—	—	—

Income tax provision	$41,000	$45,000	$55,000

The 2017 current federal provision for income taxes above includes provisional estimates related to a one-time amount payable to the U.S. for the Transition Tax of $4,000,000, which was recorded in Parent’s equity as it was deemed immediately settled with Fortive. Under the provisions of the TCJA, a company is permitted to elect to pay this liability over an eight-year period without interest. Fortive expects to make that election with respect to its Transition Tax.

The A&S Business recorded provisional estimates of the Deferred Tax Revaluation which was recorded to reflect the reduction in the U.S. corporate income tax rate from 35% to 21%. In accordance with accounting guidance, the A&S Business measures deferred tax assets and liabilities using enacted tax rates that will apply in the years in which the temporary differences are expected to be recovered or paid. The A&S Business’s 2017 deferred federal and state income tax provisions include a provisionally estimated tax benefit of $10,000,000 related to the Deferred Tax Revaluation.

Deferred Tax Assets and Liabilities

All deferred tax assets and liabilities have been classified as noncurrent deferred tax liabilities and are included in other assets and other long-term liabilities in the accompanying Combined Balance Sheets. Deferred income tax assets and liabilities as of December 31 were as follows ($ in thousands):

	2017	2016
Deferred Tax Assets:
Inventories	$2,000	$3,000
Pension benefits	8,000	4,000
Other accruals and prepayments	7,000	9,000
Warranty services	1,000	1,000
Stock-based compensation expense	4,000	3,000
Tax credit and loss carryforwards	5,000	4,000
Other	(2,000)	1,000
Valuation allowances	(11,000)	(7,000)

Total deferred tax assets	$14,000	$18,000

Deferred Tax Liabilities:
Property, plant and equipment	(7,000)	(5,000)
Insurance, including self-insurance	(26,000)	(13,000)
Goodwill and other intangibles	(13,000)	(12,000)
Other	(2,000)	(6,000)

Total deferred tax liabilities	$(48,000)	$(36,000)

Provisional estimate of the deferred tax asset revaluation	(7,000)	—
Provisional estimate of the deferred tax liability revaluation	17,000	—

Net deferred tax liability	$(24,000)	$(18,000)

The A&S Business’s deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not (a likelihood of more than 50 percent) that some portion or all of the deferred tax assets will not be realized. The A&S Business evaluates the realizability of deferred income tax assets for each of the jurisdictions in which it operates. If the A&S Business experiences cumulative pretax income in a particular jurisdiction in the three-year period including the current and prior two years, it normally concludes that the deferred income tax assets will more likely than not be realizable and no valuation allowance is recognized, unless known or planned operating developments would lead management to conclude otherwise. However, if the A&S Business experiences cumulative pretax losses in a particular jurisdiction in the three-year period including the current and prior two years, it then considers a series of factors in the determination of whether the deferred income tax assets can be realized. These factors include historical operating results, known or planned operating developments, the period of time over which certain temporary differences will reverse, consideration of the utilization of certain deferred income tax liabilities, tax law carryback capability in the particular country, and prudent and feasible tax planning strategies. After evaluation of these factors, if the deferred income tax assets are expected to be realized within the tax carryforward period allowed for that specific country, the A&S Business would conclude that no valuation allowance would be required. To the extent that the deferred income tax assets exceed the amount that is expected to be realized within the tax carryforward period for a particular jurisdiction, the A&S Business established a valuation allowance.

Applying the above methodology, valuation allowances have been established for certain deferred income tax assets to the extent they are not expected to be realized within the particular tax carryforward period.

Deferred taxes associated with U.S. entities consist of net deferred tax liabilities of approximately $20,000,000 and $15,000,000 as of December 31, 2017 and December 31, 2016, respectively. Deferred taxes associated with non-U.S. entities consist of net deferred tax liabilities of approximately $4,000,000 and $3,000,000 inclusive of valuation allowances of $11,000,000 and $7,000,000 as of December 31, 2017 and December 31, 2016, respectively. During 2017, the A&S Business’s valuation allowance increased by $4,000,000 due primarily to valuation allowances related to foreign net operating losses and disallowed interest carryforwards.

As of December 31, 2017, the A&S Business’s non-U.S. net operating loss carryforwards totaled $19,000,000. Included in deferred tax assets as of December 31, 2017 are tax benefits for non-U.S. net operating loss carryforwards totaling $5,000,000, before applicable valuation allowances of $5,000,000. Certain of these losses can be carried forward indefinitely and others can be carried forward to various dates from 2018 through 2037. Recognition of some of these loss carryforwards is subject to an annual limit, which may cause them to expire before they are used.

As of December 31, 2017, the A&S Business had no U.S. or non-U.S. tax credit carryforwards.

Effective Income Tax Rate

The effective income tax rate for the years ended December 31 varies from the U.S. statutory federal income tax rate as follows:

	Percentage of Pretax Earnings
	2017	2016	2015
Statutory federal income tax rate	35%	35%	35%
Increase (decrease) in tax rate resulting from:
State income taxes (net of federal income tax benefit)	1%	1%	1%
Foreign income taxed at lower rate than U.S. statutory rate	(7)%	(6)%	(3)%
Research and experimentation credits and federal domestic production deduction	(3)%	(3)%	(3)%
Other	(2)%	—%	3%

Effective income tax rate prior to the impact of the TCJA	24%	27%	33%

Deferred Tax Revaluation	(5)%	—%	—%
Transition Tax	2%	—%	—%

Total provisional estimates related to the TCJA	(3)%	—%	—%

Estimated effective income tax rate including provisional estimates of the TCJA	21%	27%	33%

The A&S Business’s estimated effective tax rate including provisional estimates of the TCJA for 2017 differs from the U.S. federal statutory rate of 35% due primarily to net favorable impacts associated with the TCJA, its earnings outside the United States that are indefinitely reinvested and taxed at rates lower than the U.S. federal statutory rate, the impact of credits and deductions provided by law, and state tax impacts.

The A&S Business’s effective tax rates for 2016 and 2015 differ from the U.S. federal statutory rate of 35% due primarily to its earnings outside the United States that are indefinitely reinvested and taxed at rates lower than the U.S. federal statutory rate, and the impact of credits and deductions provided by law.

The A&S Business conducts business globally, and, as part of its global business, it files numerous income tax returns in the U.S. federal, state and foreign jurisdictions. The A&S Business’s ability to obtain a tax benefit from lower statutory tax rates outside of the United States is dependent on its levels of taxable income in these foreign countries and under current U.S. tax law. The A&S Business believes that a change in the statutory tax rate of any individual foreign country would not have a material effect on its financial statements given the geographic dispersion of its taxable income.

The Parent and its subsidiaries (including the A&S Business) are routinely examined by various domestic and international taxing authorities. Fortive remains liable for all pre-Transaction unrecognized tax benefits. Under the terms of the Transactions, the A&S Business has no unrecognized tax benefits where they are responsible through the period ended December 31, 2017.

Repatriation and Unremitted Earnings

As part of Fortive, the A&S Business is dependent upon Fortive for all of its working capital and financing requirements as Fortive uses a centralized approach to cash management and financing of its operations. Financial transactions relating to the A&S Business are accounted for through the net Parent investment account of the A&S Business. Accordingly, none of Fortive’s cash, cash equivalents or debt at the corporate level has been assigned to the A&S Business in the financial statements.

The TCJA eliminated the U.S. tax cost for qualified repatriation beginning in 2018. Pre-2018 foreign cumulative earnings remain subject to foreign remittance taxes. As a result of the TCJA, Fortive expects to repatriate cash of which an estimated $14,000,000 relates to the A&S Business and is not subject to any estimated foreign remittance taxes. This excludes foreign earnings: 1) required as working capital for local operating needs, 2) subject to local law restrictions, 3) subject to high foreign remittance tax costs, 4) previously invested in physical assets or acquisitions, or 5) intended for future acquisitions/growth. For most of Fortive’s foreign operations, including operations of the A&S Business, Fortive makes an assertion regarding the amount of earnings in excess of intended repatriation that are expected to be held for indefinite reinvestment. No provisions for foreign remittance taxes have been made with respect to earnings that are planned to be reinvested indefinitely. The amount of foreign remittance taxes that may be applicable to such earnings is not readily determinable given local law restrictions that may apply to a portion of such earnings, unknown changes in foreign tax law that may occur during the restriction period, and the various tax planning alternatives Fortive could employ on behalf of the A&S Business if it repatriated these earnings. As of December 31, 2017, the basis difference based upon earnings of the A&S Business that Fortive plans to reinvest indefinitely outside of the United States for which foreign deferred taxes have not been provided was estimated at $90,000,000.

The TCJA imposed a final U.S. tax on cumulative earnings from Fortive’s foreign operations, including foreign operations of the A&S Business, and Fortive previously made an assertion regarding the amount of such earnings intended for indefinite reinvestment. Therefore, as of December 31, 2017, the basis difference for which U.S. deferred taxes have not been provided is $0. Beginning in 2018, the basis difference will begin to grow again to the extent that Fortive makes the assertion. However, the TCJA expansion of the U.S. worldwide tax system is expected to significantly reduce future annual increases to the assertion.

NOTE 11. LEASES AND COMMITMENTS

The A&S Business’s operating leases extend for varying periods of time up to six years and, in some cases, contain renewal options that would extend existing terms beyond six years. Future minimum rental payments for all operating leases having initial or remaining noncancelable lease terms in excess of one year are $7,225,000 in 2018, $6,650,000 in 2019, $5,089,000 in 2020, $1,878,000 in 2021, $1,824,000 in 2022 and $2,629,000 thereafter. Total rent expense for all operating leases was $7,349,000, $6,301,000 and $6,496,000 for the years ended December 31, 2017, 2016 and 2015, respectively.

The A&S Business generally accrues estimated warranty costs at the time of sale. In general, manufactured products are warranted against defects in material and workmanship when properly used for their intended purpose, installed correctly, and appropriately maintained. Warranty period terms depend on the nature of the product and range from ninety days up to five years. The amount of the accrued warranty liability is determined based on historical information such as past experience, product failure rates or number of units repaired, estimated cost of material and labor, and in certain instances estimated property damage. The accrued warranty liability is reviewed on a quarterly basis and may be adjusted as additional information regarding expected warranty costs becomes known.

The following is a rollforward of the A&S Business’s accrued warranty liability ($ in thousands):

Balance, January 1, 2016	$5,299
Accruals for warranties issued during the year	1,374
Settlements made	(2,065)
Effect of foreign currency translation	(26)

Balance, December 31, 2016	$4,582
Accruals for warranties issued during the year	1,542
Settlements made	(2,075)
Effect of foreign currency translation	97

Balance, December 31, 2017	$4,146

NOTE 12. LITIGATION AND CONTINGENCIES

The A&S Business is, from time to time, subject to a variety of litigation and other proceedings incidental to its business, including lawsuits involving claims for damages arising out of the use of its products, claims relating to intellectual property matters, employment matters, commercial disputes, and personal injury as well as regulatory investigations or enforcement. The A&S Business may also become subject to lawsuits as a result of past or future acquisitions or as a result of liabilities retained from, or representations, warranties or indemnities provided in connection with, divested businesses. Some of these lawsuits may include claims for punitive and consequential as well as compensatory damages. Based upon the A&S Business’s experience, current information and applicable law, the A&S Business does not expect that these proceedings and claims will have a material adverse effect on its financial position, results of operations or cash flows.

While Fortive maintains workers’ compensation, property, cargo, automobile, crime, fiduciary, product, general, and directors’ and officers’ liability insurance on behalf of the A&S Business (and have acquired rights under similar policies in connection with certain acquisitions) that cover a portion of these claims, this insurance may be insufficient or unavailable to cover such losses. In addition, while the A&S Business believes it is entitled to indemnification from third parties for some of these claims, these rights may also be insufficient or unavailable to cover such losses. The A&S Business maintains third-party insurance policies up to certain limits to cover certain liability costs in excess of predetermined retained amounts. For most insured risks, the A&S Business purchases outside insurance coverage only for severe losses (stop loss insurance) and reserves must be established and maintained with respect to amounts within the self-insured retention.

In accordance with accounting guidance, the A&S Business records a liability in the combined financial statements for loss contingencies when a loss is known or considered probable and the amount can be reasonably estimated. If the reasonable estimate of a known or probable loss is a range, and no amount within the range is a better estimate than any other, the minimum amount of the range is accrued. If a loss does not meet the known or probable level but is reasonably possible and a loss or range of loss can be reasonably estimated, the estimated loss or range of loss is disclosed. These reserves consist of specific reserves for individual claims and additional amounts for anticipated developments of these claims as well as for incurred but not yet reported claims. The specific reserves for individual known claims are quantified with the assistance of legal counsel and outside risk insurance professionals where appropriate. In addition, outside risk insurance professionals may assist in the determination of reserves for incurred but not yet reported claims through evaluation of the A&S Business’s specific loss history, actual claims reported, and industry trends among statistical and other factors. Reserve estimates are adjusted as additional information regarding a claim becomes known. While the A&S Business actively pursues financial recoveries from insurance providers, it does not recognize any recoveries until realized or until such time as a sustained pattern of collections is established related to historical matters of a similar nature and magnitude. If risk insurance reserves the A&S Business has previously established are inadequate, it would be required to incur an expense equal to the amount of the loss incurred in excess of the reserves, which would adversely affect its net earnings. Refer to Note 6 for information about the amount of the A&S Business’s accruals for self-insurance and litigation liability.

As of December 31, 2017 and 2016, the A&S Business had approximately $2,576,000 and $2,507,000, respectively, of guarantees consisting primarily of outstanding standby letters of credit and bank guarantees. These guarantees have been provided in connection with certain arrangements with vendors, customers, financing counterparties and governmental entities to secure the A&S Business’s obligations and/or performance requirements related to specific transactions. The A&S Business expects that if the obligations under these instruments were triggered, they would not have a material effect on its financial statements.

NOTE 13. STOCK-BASED COMPENSATION

The A&S Business has no stock-based compensation plans; however, certain of its employees are eligible to participate in the Plans, which include stock options and RSUs. All current grants of stock options and RSUs are made under the Plans.

In connection with the Danaher Separation, Fortive adopted the 2016 Stock Incentive Plan (the “Stock Plan”) that became effective upon Fortive’s separation from Danaher. Outstanding equity awards of Danaher held by employees of the A&S Business upon the Danaher Separation were converted into or replaced with Fortive equity awards (the “Conversion Awards”) under the Stock Plan based on the “concentration method,” and were adjusted to maintain the economic value immediately before and after the distribution date using the relative fair market value of Danaher and Fortive common stock based on their respective closing prices as of July 1, 2016. There was no incremental stock-based compensation expense recorded as a result of this equity award conversion.

Stock options granted under the Plans generally vest pro-rata over a five-year period and terminate ten years from the grant date, though the specific terms of each grant are determined by either the Compensation Committee of Fortive’s or Danaher’s Board of Directors (“Compensation Committee”).

RSUs issued under the Plans provide for the issuance of a share of either Fortive’s or Danaher’s common stock at no cost to the holder and generally vest pro-rata over a five-year period, though the specific terms of each grant are determined by the Compensation Committee.

The options and RSUs generally vest only if the employee is employed by Fortive on the vesting date, unless the employee has reached the retirement age and/or service requirements, or in limited circumstances, if the Compensation Committee determines otherwise.

The expense associated with the employees of the A&S Business who participate in the Plans is allocated to the A&S Business in the accompanying Combined Statements of Earnings as a component of SG&A. Prior to the Danaher Separation, Danaher allocated stock-based compensation expense to the A&S Business based on employees of the A&S Business participating in the Danaher plans. Following the Danaher Separation, the amount of stock-based compensation expense recognized during a period is based on the grant date fair value of the award and the portion of the awards that are ultimately expected to vest. Accordingly, the amounts presented for the years ended December 31, 2016 and 2015 may not be indicative of the A&S Business’s results had it been a separate stand-alone entity throughout the periods presented.

The fair value of RSUs is calculated using either the closing price of Fortive or Danaher common stock on the date of grant, adjusted for the impact of RSUs not having dividend rights prior to vesting. The fair value of the stock options granted is calculated using a Black-Scholes Merton (“Black-Scholes”) option pricing model. The A&S Business recognizes compensation expense for these awards over the requisite service period (which is generally the vesting period but may be shorter than the vesting period, for example, if the employee becomes retirement eligible before the end of the vesting period), and estimates pre-vesting forfeitures at the time of grant by analyzing historical data, and revises those estimates in subsequent periods if actual forfeitures differ from those estimates. Ultimately, the total expense recognized over the vesting period will equal the fair value of awards that actually vest.

During the years ended December 31, 2017, 2016 and 2015, the A&S Business recognized non-cash, pre-tax compensation expense associated with share-based compensation programs of approximately $4,416,000, $4,658,000 and $3,399,000, respectively. As of December 31, 2017, $3,125,000 and $3,317,000 of total unrecognized compensation cost related to RSUs and stock options, respectively, are expected to be recognized over a weighted average period of approximately three years. These amounts will be adjusted for any future changes in estimated forfeitures.

When stock options are exercised by the employee or Stock Awards vest, the A&S Business derives a tax deduction measured by the excess of the market value on such date over the grant date price. As of January 1, 2017, the A&S Business prospectively adopted ASU No. 2016-09, Compensation—Stock Compensation (Topic 718). During the year ended December 31, 2017, the A&S Business realized a tax benefit of $4,108,000 related to stock options that were exercised and Stock Awards that vested. Accordingly, the A&S Business recorded the excess of the tax benefit related to the exercise of stock options and vesting of Stock Awards over the expense recorded for financial statement reporting purposes (the “Excess Tax Benefit”) as a component of income tax expense and as an operating cash inflow in the accompanying consolidated and combined financial statements. During the year ended December 31, 2017, such Excess Tax Benefit was $2,852,000 related to stock options that were exercised and Stock Awards that vested.

Prior to the adoption of ASU No. 2016-09, the A&S Business realized a tax benefit of $1,285,000 for the six months ended December 31, 2016, related to stock options that were exercised and Stock Awards that vested. The Excess Tax Benefit was recorded as a component of equity in the combined financial statements. For the six months ended December 31, 2016, the Excess Tax Benefit was recorded as an increase to additional paid-in capital and is reflected as a financing cash inflow in the accompanying Combined Statements of Cash Flows. Prior to the Danaher Separation, the Excess Tax Benefit was recorded as an increase to Former Parent’s investment.

Stock Options

The Black-Scholes model incorporates assumptions to value stock-based awards. The risk-free rate of interest for periods within the contractual life of the option is based on a zero-coupon U.S. government instrument whose maturity period equals or approximates the option’s expected term. Expected volatility is based on implied volatility from traded options on either Fortive’s or Danaher’s stock and historical volatility of either Fortive’s or Danaher’s stock. The dividend yield is calculated by dividing either Fortive’s or Danaher’s annual dividend, based on the most recent quarterly dividend rate, by the closing stock price on the grant date. To estimate the option exercise timing used in the valuation model, in addition to considering the vesting period and contractual term of the option, the A&S Business analyzes and considers actual historical exercise experience for previously granted options.

The following summarizes the assumptions used in the Black-Scholes model to value stock options granted under the Stock Plan and the Danaher Plans during the years ended December 31:

	2017	2016	2015
Risk-free interest rate	1.90%—2.08%	1.21%—1.77%	1.55%—1.77%
Volatility (a)	20.3%	24.5%	24.3%
Dividend yield (b)	0.44%	0.56%	0.56%
Expected years until exercise	5.5	5.5	5.5

(a)	Weighted average volatility subsequent to the Danaher Separation was estimated based on an average historical stock price volatility of a group of Fortive peer companies given the limited trading history. Weighted average volatility for periods prior to the Danaher Separation was based on implied volatility from traded options on Danaher’s stock and the historical volatility of Danaher’s stock.
(b)	The dividend yield subsequent to the Danaher Separation is calculated by dividing Fortive’s annual dividend, based on the most recent quarterly dividend rate, by Fortive’s closing stock price on the grant date. The dividend yields for periods prior to the Danaher Separation were calculated by dividing Danaher’s annual dividend, based on the most recent quarterly dividend rate, by Danaher’s closing stock price on the grant date.

The following summarizes option activity subsequent to the Danaher Separation under the Plans for the year ended December 31, 2017, and six months ended December 31, 2016 (in thousands, except price per share and numbers of years):

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding as of July 2, 2016	1,321	$32.65
Granted	6	51.84
Exercised	(30)	26.13
Canceled/forfeited	(28)	40.57

Outstanding as of December 31, 2016	1,269	33.23
Granted	165	58.07
Exercised	(212)	24.77
Canceled/forfeited	(55)	45.12

Outstanding as of December 31, 2017	1,167	$35.89	6.3	$42,541

Vested and expected to vest as of December 31, 2017 (a)	1,129	$37.27	6.2	$41,646
Vested as of December 31, 2017	674	$27.95	4.5	$29,925

(a)	The “expected to vest” options are the net unvested options that remain after applying the forfeiture rate assumption to total unvested options.

The aggregate intrinsic values in the table above represent the total pretax intrinsic value (the difference between the closing stock price of Fortive common stock on the last trading day of 2017 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2017. The amount of aggregate intrinsic value will change based on the price of Fortive’s common stock.

RSU Activity

The following summarizes information related to RSU activity subsequent to the Danaher Separation under the Plans for the year ended December 31, 2017, and six months ended December 31, 2016 (in thousands, except price per share):

	Number of RSUs	Weighted Average Grant-Date Fair Value
Unvested as of July 2, 2016	273	$35.36
Granted	2	46.25
Vested	(63)	33.01
Forfeited	(12)	39.59

Unvested as of December 31, 2016	200	39.20
Granted	55	57.79
Vested	(66)	35.96
Forfeited	(20)	43.94

Unvested as of December 31, 2017	169	$45.92

NOTE 14. SEGMENT INFORMATION

The A&S Business is comprised of certain operating units of Fortive that are recognized leaders in attractive markets globally. The A&S Business provides a wide range of electromechanical and electronic motion control products and mechanical components as well as supplemental braking systems for commercial vehicles. Given the interrelationships between products, technologies and customers, and resulting similar long-term economic characteristics, the A&S Business meets the criteria for aggregating its four operating segments into a single reportable segment.

Operations in Geographical Areas:

	For The Year Ended December 31
($ in thousands)	2017	2016	2015
Sales:
United States	$442,441	$442,429	$490,938
China	107,585	71,170	53,819
Germany	90,403	87,643	86,182
All other (each country individually less than 5% of total sales)	266,920	251,350	243,146

Total	$907,349	$852,592	$874,085

Long-lived assets:
United States	$557,663	$557,328	$549,014
China	23,745	12,531	9,240
Sweden	23,368	20,089	36,741
Germany	21,099	21,141	19,810
All other (each country individually less than 5% of total long-lived assets)	41,800	39,370	34,291

Total	$667,675	$650,459	$649,096

Sales by Major Product Group:

	For The Year Ended December 31
($ in thousands)	2017	2016	2015
Motors	$312,836	$292,600	$305,911
Brakes, clutches and resolvers	236,017	227,704	240,919
Linear devices	226,698	216,639	216,207
All other	131,798	115,649	111,048

Total	$907,349	$852,592	$874,085

NOTE 15. RELATED PARTY TRANSACTIONS

Allocations of Expenses Prior to the Transactions

The A&S Business has historically operated as part of Fortive or Danaher and not as a stand-alone company. Accordingly, certain shared costs have been allocated to the A&S Business and are reflected as expenses in these financial statements. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the related expenses attributable to the A&S Business for purposes of the carved-out financial statements; however, the expenses reflected in these financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if the A&S Business had operated as a separate stand-alone entity. In addition, the expenses reflected in the financial statements may not be indicative of expenses that will be incurred in the future by the A&S Business.

Corporate Expenses

Certain corporate overhead and other shared expenses incurred by Fortive and its subsidiaries have been allocated to the A&S Business and are reflected in the Combined Statements of Earnings. These amounts include, but are not limited to, items such as general management and executive oversight, costs to support Fortive information technology infrastructure, facilities, compliance, human resources, marketing and legal functions and financial management and transaction processing including public company reporting, consolidated tax filings and tax planning, Fortive benefit plan administration, risk management and consolidated treasury services, certain employee benefits and incentives, and stock-based compensation administration. These costs are allocated using methodologies that management believes are reasonable for the item being allocated. Allocation methodologies include the A&S Business’s relative share of revenues, headcount, or functional spend as a percentage of the total.

Insurance Programs Administered by Fortive

In addition to the corporate allocations noted above, the A&S Business was allocated expenses related to certain insurance programs Fortive administers on behalf of the A&S Business, including automobile liability, workers’ compensation, general liability, product liability, directors and officers liability, cargo, and property insurance. These amounts are allocated using various methodologies, as described below.

Included within the insurance cost allocation are allocations related to programs for which Fortive is self-insured up to a certain amount. For the self-insured component, costs are allocated to the A&S Business based on incurred claims of the A&S Business. Fortive has premium based policies which cover amounts in excess of the self-insured retentions. The A&S Business is allocated a portion of the total insurance cost incurred by Fortive based on its pro-rata portion of Fortive’s total underlying exposure base. An estimated liability relating to the A&S Business’s known and incurred but not reported claims has been allocated to the A&S Business and reflected on the accompanying Combined Balance Sheets.

Medical Insurance Programs Administered by Fortive

In addition to the corporate allocations noted above, the A&S Business was allocated expenses related to the medical insurance programs Fortive administers on behalf of the A&S Business. These amounts were allocated using actual medical claims incurred during the period for the associated employees attributable to the A&S Business.

Deferred Compensation Program Administered by Fortive

Certain employees of the A&S Business participate in Fortive’s nonqualified deferred compensation programs that permit officers, directors and certain management employees to defer a portion of their compensation, on a pre-tax basis, until their termination of employment. Participants may choose among alternative earning rates for the amounts they defer, which are primarily based on investment options within Fortive’s 401(k) program (except that the earnings rates for amounts contributed unilaterally by the A&S Business are entirely based on changes in the value of Fortive’s common stock). All amounts deferred under this plan are unfunded, unsecured obligations of the A&S Business.

The amounts of related party expenses allocated to the A&S Business from Fortive and its subsidiaries for the years ended December 31, 2017, 2016 and 2015, were as follows ($ in thousands):

	2017	2016	2015
Allocated corporate expenses	$17,401	$16,351	$16,763
Directly Related Charges:
Insurance programs expenses	1,113	1,153	1,150
Medical insurance programs expenses	22,453	20,970	20,308
Deferred compensation programs expenses	196	456	595

Total related party expenses	$41,163	$38,930	$38,816

Revenue and Other Transactions Entered Into in the Ordinary Course of Business

Certain of the A&S Business’s revenue arrangements are related to contracts entered into in the ordinary course of business with Fortive and its affiliates.

The A&S Business recorded revenues of approximately $4,480,000, $3,966,000 and $4,598,000 from sales to Fortive and its subsidiaries during the years ended December 31, 2017, 2016 and 2015, respectively. Subsequent to the Danaher Separation, the A&S Business recorded revenues of approximately $1,221,000 and $823,000 from sales to Danaher and its subsidiaries during the year ended December 31, 2017 and six months ended December 31, 2016, respectively.

The A&S Business recorded purchases of approximately $2,877,000, $2,513,000 and $2,541,000 from Fortive and its subsidiaries during the years ended December 31, 2017, 2016 and 2015, respectively. Subsequent to the Danaher Separation, purchases from Danaher and its subsidiaries were not material during both the year ended December 31, 2017 and six months ended December 31, 2016.

AUTOMATION & SPECIALTY BUSINESS OF FORTIVE CORPORATION

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

($ in thousands)

Classification	Balance at Beginning of Period (a)	Charged to Costs & Expenses	Impact of Currency	Write Offs, Write Downs & Deductions	Balance at End of Period (a)
Year Ended December 31, 2017:
Allowances deducted from asset accounts
Allowance for doubtful accounts	$1,160	$200	$17	$(522)	$855
Year Ended December 31, 2016:
Allowances deducted from asset accounts
Allowance for doubtful accounts	$1,185	$414	$(26)	$(413)	$1,160
Year Ended December 31, 2015:
Allowances deducted from asset accounts
Allowance for doubtful accounts	$1,633	$206	$(19)	$(635)	$1,185

(a)	Amounts include allowance for doubtful accounts classified as current.